Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 2, 2014, we completed our initial public offering (“IPO”). On April 16, 2014, CBS Corporation (“CBS”) received a private letter ruling from the Internal Revenue Service with respect to certain issues relevant to our ability to qualify to be taxed as a real estate investment trust (“REIT”). On July 16, 2014, CBS completed a registered offer to exchange 97,000,000 shares of our common stock that were owned by CBS for outstanding shares of CBS Class B common stock (the “CBS Exchange Offer”) and in connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock (the “Separation”). On July 16, 2014, in connection with the Separation, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. On October 1, 2014, we completed our acquisition of certain outdoor advertising businesses (the “Acquired Business”) of Van Wagner Communications, LLC, for $690.0 million in cash, plus working capital adjustments (the “Acquisition”).

The following unaudited pro forma condensed consolidated statement of operations, as well as the calculations of pro forma funds from operations (“FFO”) and adjusted FFO (“AFFO”), have been adjusted to reflect the IPO, our REIT election, the distribution of accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes, including any earnings and profits allocated to us by CBS in connection with the Separation (the “E&P Purge”), the consummation of the Acquisition and the issuance of $150.0 million aggregate principal amount of senior unsecured notes due 2022 and $450.0 million aggregate principal amount of senior unsecured notes due 2025 to finance a portion of the consideration for the Acquisition (the “Acquisition Borrowings”) as if each of these events had occurred on January 1, 2014, and also include pro forma adjustments to reflect a full period of incremental costs associated with operating as a stand-alone public company, and interest expense relating to the issuance of $400.0 million aggregate principal amount of senior unsecured notes due 2022, $400.0 million aggregate principal amount of senior unsecured notes due 2024 and borrowings of $800.0 million under a term loan due 2021 (the “Formation Borrowings”) incurred on January 31, 2014.

The unaudited pro forma condensed consolidated statement of operations is based upon our historical consolidated financial statements, as well as those of the Acquired Business, for the period presented. In the opinion of management, all adjustments and/or disclosures necessary for a fair statement of the pro forma data have been made. This unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not necessarily reflect what our results of operations would have been had the transactions referred to above occurred on such date. Accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

These unaudited pro forma condensed consolidated statement of operations and the notes thereto should be read together with the Acquired Business’ unaudited condensed combined financial statements and the notes thereto for the nine months ended September 30, 2014 and audited combined financial statements and the notes thereto for the year ended December 31, 2013 included elsewhere in this Current Report on Form 8-K, and the sections entitled “Item 8. Financial Statements and Supplementary Data” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 6, 2015.

OUTFRONT Media Inc.

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

Year Ended December 31, 2014

(in millions, except per share amounts)	Historical	Acquisition Costs / IPO / Stand-alone costs		Formation and Acquisition Borrowings		Acquired Businesses		REIT Election / E&P Purge		Pro Forma Adjustments	Pro Forma
Revenues	$1,353.8	$—		—		$152.1	(5)	$—		$152.1	$1,505.9
Operating expenses	726.5	—		—		105.2	(5)	—		105.2	831.7
Selling, general and administrative expenses	224.3	3.7	(4)	—		27.2	(5)(8)	—		30.9	255.2
Restructuring charges	9.8	—		—		0.7	(5)	—		0.7	10.5
Acquisition costs	10.4	(10.4	) (5)	—		—		—		(10.4)	—
Net gain on dispositions	(2.5)	—		—		—		—		—	(2.5)
Depreciation	107.2	—		—		4.7	(5)	—		4.7	111.9
Amortization	95.0	—		—		14.0	(5)	—		14.0	109.0

Operating income	183.1	6.7		—		0.3	(5)	—		7.0	190.1
Interest income (expense), net	(84.8)	7.6	(2)(5)	(32.9	) (2)	(0.3	) (2)(5)	—		(25.6)	(110.4)
Other expense, net	(0.3)	—		—		—		—		—	(0.3)

Income before benefit (provision) for income taxes and equity in earnings of investee companies	98.0	14.3		(32.9)		—		—		(18.6)	79.4
Benefit (provision) for income taxes	206.0	(0.4	) (3)	10.4	(3)	—		(219.4	) (3)	(209.4)	(3.4)
Equity in earnings of investee companies, net of tax	2.9	—		—		0.9	(5)	0.4	(3)	1.3	4.2

Net income	$306.9	$13.9		$(22.5)		$0.9	(5)	$(219.0)		$(226.7)	$80.2

Net income per common share:
Basic	2.69										0.59
Diluted	2.67										0.58
Weighted average shares outstanding:
Basic	114.3	5.8	(1)					16.5	(3)		136.6
Diluted	114.8	5.8	(1)					16.5	(3)		137.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial information.

NOTES TO OUTFRONT MEDIA INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

1. Initial Public Offering

On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, representing 19% of our outstanding common stock, for $28.00 per share, for total net proceeds after underwriting discounts and commissions, of $615.0 million. On July 16, 2014, CBS completed the CBS Exchange Offer in which 97,000,000 shares of our common stock that were owned by CBS were exchanged for shares of CBS Class B common stock.

2. Borrowings and Interest

Interest expense is adjusted by $31.2 million for the year ended December 31, 2014, to reflect interest for the entire period related to the $1.6 billion of debt incurred on January 31, 2014 in connection with the Formation Borrowings, including the amortization of deferred financing costs and commitment fees on the Senior Credit Facilities and the $600.0 million in Acquisition Borrowings, including deferred financing costs and commitment fees (as discussed below). Interest expense is also adjusted to exclude $7.6 million related to the one-time costs associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the acquisition in the event we did not complete the Acquisition Borrowings. The following table presents the pro forma detail of interest expense. The pro forma interest expense on the variable-rate Term Loan is calculated using a rate of 3.0%, which was the rate at December 31, 2014.

(in millions)	Year Ended December 31, 2014
$800 million Term Loan	$24.3
$400 million, 5.250% Senior Notes due 2022	21.0
$400 million, 5.625% Senior Notes due 2024	22.5
Amortization of deferred financing costs and commitment fees	6.8

Pro Forma Formation Borrowings interest expenses	74.6

$150 million, 5.250% Senior Notes due 2022	7.9
$450 million, 5.875% Senior Notes due 2025	26.4
Amortization of deferred financing costs and commitment fees	1.2

Pro Forma Acquisition Borrowings interest expenses	35.5

Other	0.3

Total Pro Forma interest expense	$110.4

An increase or decrease of 1/8% in the interest rate on the Term Loan and Revolving Credit Facility will change annual interest expense by approximately $1.0 million.

3. REIT Election and Income Taxes

On April 16, 2014, CBS received a private letter ruling from the IRS, subject to the terms and conditions therein, with respect to certain issues relevant to our qualification to be taxed as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. As long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates. The pro forma adjustments for the year ended December 31, 2014 to “Benefit (provision) for income taxes” of $219.4 million, and to “Equity in earnings of investee companies, net of tax” of $0.4 million include the elimination of the one-time write-off of substantially all deferred taxes in connection with our REIT conversion and the reversal of the tax provision on taxable income that will no longer be subject to U.S. federal income tax subsequent to our REIT election. Any remaining tax provision mainly reflects taxes on our TRSs.

The pro forma adjustments to the “Benefit (provision) for income taxes” related to the “Acquisition Costs / IPO / Stand-alone costs” and the “Formation and Acquisition Borrowings” columns on the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 of $0.4 million and $10.4 million, respectively, are calculated based upon the tax rates which would have been applied at the time the expenses were incurred.

In order to comply with certain REIT qualification requirements, on October 29, 2014, our board of directors approved a special dividend of approximately $547.7 million, or $4.56 per share, to distribute accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes, including any earnings and profits allocated to us by CBS in connection with the Separation. The special dividend was paid on December 31, 2014, to stockholders of record on November 20, 2014. In connection with the special dividend, we paid approximately $109.5 million in cash, and issued approximately 16.5 million new shares of our common stock based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. A portion ($100.0 million) of the IPO proceeds was retained by us and was applied to the cash portion of the E&P Purge. CBS transferred the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the payment of the special dividend to stockholders.

4. Incremental Stand-Alone Public Company Expenses

As a stand-alone public company, we have incurred incremental expenses for services previously provided by CBS as well as for additional public company expenses that did not apply to us historically. In addition to costs already incurred, we estimate these expenses to be $3.7 million for the year ended December 31, 2014.

5. Acquisition

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments.

The following table presents detail of the amounts included within the “Acquired Businesses” column of the pro forma financial information to reflect the nine months of the Acquired Business prior to closing.

(in millions)	Historical	Purchase Accounting & Acquisition- Related Adjustments		Acquired Businesses
For the nine months ended September 30, 2014:
Revenues	$152.1	$—		$152.1
Operating expenses	105.2	—		105.2
Selling, general and administrative expenses	30.8	(3.6	)(a)	27.2
Restructuring charges	0.7	—		0.7
Depreciation	6.5	(1.8	)(b)	4.7
Amortization	7.6	6.4	(a)(b)	14.0

Operating income (loss)	1.3	(1.0)		0.3
Interest expense	(12.6)	12.3	(c)	(0.3)
Other expense, net	—	—		—

Income (loss) before provision for income taxes and equity in earnings of investee companies	(11.3)	11.3		—
(Provision) benefit for income taxes	0.1	(0.1	)(d)	—
Equity in earnings of investee companies, net of tax	0.9	—		0.9

Net income (loss)	$(10.3)	$11.2		$0.9

(a)	Primarily represents adjustment to conform the accounting policy for commissions, which we capitalize as lease acquisition costs and amortize over the life of the lease. The adjustment to capitalize lease acquisition costs was $3.1 million for the year ended December 31, 2014.
(b)	Represents adjustment to depreciation and amortization-based property, plant and equipment and goodwill balances allocated within the preliminary purchase accounting allocation.
(c)	Represents the elimination of interest expense related to the Acquired Business’ senior secured credit facility, which are not part of the Acquired Business’ assets and liabilities.
(d)	Represents an adjustment to historic tax expense to reflect our REIT conversion.

Transaction Costs

In the year ended December 31, 2014, we recorded $7.6 million of commitment and other fees in Interest income (expense), net, in the Consolidated Statement of Operations associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the Acquisition Borrowings. In addition we also recorded $10.4 million of other Acquisition costs. These one-time transaction costs are removed from our historical results for the year ended December 31, 2014 within the unaudited pro forma condensed statement of operations.

Expected Cost Savings Resulting from the Acquisition

Based on current estimates and assumptions, we expect to achieve significant cost savings as a result of the Acquisition, principally by leveraging the scalability of our existing corporate administrative functions and information technology and systems. We estimate that our annualized cost savings will be approximately

$28.0 million. These cost savings are not reflected within the unaudited pro forma condensed consolidated financial information. As a result of conforming accounting policies, we will also reclassify approximately $4.0 million of commission expense on an annualized basis from “Selling, general and administrative expenses” to “Amortization.” This adjustment is reflected within the unaudited pro forma condensed consolidated financial information.

The foregoing future cost savings are based on our estimates and assumptions that, although we consider them reasonable, are inherently uncertain. These expected cost savings are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict. As a result, there can be no assurance that these or any other cost savings or synergies will actually be realized.

6. Dividend

Although U.S. federal income tax law generally requires that a REIT distribute at least 90% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains), we intend to pay regular quarterly distributions to our stockholders in an amount not less than 100% of our REIT taxable income (determined before the deduction for dividends paid).

7. Pro Forma FFO and AFFO

The following tables present FFO, AFFO, and related per weighted average share amounts on a historical basis and on a pro forma basis to adjust net income to reflect additional costs we will incur as a stand-alone public company (See Note 4), interest expense from the Formation Borrowings and the Acquisition Borrowings (See Note 2), and the reduction to our tax provision and deferred taxes associated with our REIT election (See Note 3). Pro forma weighted average shares are adjusted to reflect our IPO (See Note 1), the Acquisition (See Note 5) and the issuance of our common stock in connection with the E&P Purge (See Note 3). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about FFO and AFFO.

(in millions, except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma
Year ended December 31, 2014:
Net income	$306.9	$(226.7)	(2)(3)(4)(5)(8)	$80.2
Depreciation of billboard advertising structures	99.6	4.7	(5)	104.3
Amortization of real estate related intangible assets	44.9	6.3	(5)	51.2
Amortization of direct lease acquisition costs	33.8	3.1	(5)	36.9
Net gain on disposition of billboard advertising structures, net of tax	(2.1)	—		(2.1)
Adjustment related to equity based investments	0.8	—		0.8

FFO (a)	483.9	(212.6)		271.3
Adjustment for deferred income taxes	(249.5)	247.2		(2.3)
Cash paid for direct lease acquisition costs	(32.8)	(3.1)	(5)	(35.9)
Maintenance capital expenditures	(23.3)	(1.8)	(5)	(25.1)
Restructuring charges—severance, net of tax	3.7	—		3.7
Acquisition costs, net of tax	9.1	(9.1)		—
Other depreciation	7.6	—	(5)	7.6
Other amortization	16.3	4.6	(5)	20.9
Stock-based compensation	16.0	2.9	(8)	18.9
Non-cash effect of straight-line rent	(0.2)	1.1	(5)	0.9
Accretion expense	2.3	—		2.3
Amortization of deferred financing costs	12.1	(4.1)	(2)	8.0

AFFO (a)	$245.2	$25.1		$270.3

(in millions, except per share amounts)	Historical	Pro Forma Adjustments	Pro Forma
FFO per weighted average share:
Basic	$4.23		$1.99
Diluted	$4.22		$1.98
AFFO per weighted average share:
Basic	$2.15		$1.98
Diluted	$2.14		$1.97
Weighted average shares outstanding:
Basic	114.3	22.3	136.6
Diluted	114.8	22.3	137.1

(a)	FFO and AFFO are non-GAAP financial measures. We calculate FFO in accordance with the definition established by NAREIT. FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity-based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on March 6, 2015 for further information about FFO and AFFO.

8. Stock-Based Compensation

Stock-based compensation included within the unaudited pro forma condensed consolidated statement of operations totaled $18.9 million for the year ended December 31, 2014.